UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2021

Advanced Energy Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26966	84-0846841
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1595 Wynkoop Street, Suite 800, Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

(970) 407-6626

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	AEIS	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive VP and Chief Operations Officer

The Board of Directors of Advanced Energy Industries, Inc. (the “Company”) has appointed Eduardo Bernal Acebedo (“Mr. Bernal”) as the Company’s Executive Vice President and Chief Operations Officer effective on September 13, 2021 (the “Effective Date”). Mr. Bernal, age 54, has over 30 years of experience in semiconductor operations and has managed operations teams around the world. Mr. Bernal recently served for five years as the Senior Vice President for Assembly & Test Operations at NXP Semiconductors N.V. (NASDAQ: NXPI), a Dutch semiconductor manufacturer where he was responsible for 12,000 employees at five different NXP factories primarily located in Asia. Previously, Mr. Bernal held executive and operations management roles at another semiconductor manufacturer, Texas Instruments Incorporated (NASDAQ: TXN), serving in various leadership positions in Mexico and Malaysia from approximately 1993 through 2015. Mr. Bernal holds a B.S.I.E. degree from the Technological Institute of Aguascalientes in Mexico.

Offer of Employment to Mr. Bernal

Effective on the Effective Date, Mr. Bernal entered into an offer of employment with AES Global Holdings Pte. Ltd., a wholly-owned subsidiary of the Company (the “Subsidiary”), dated August 2, 2021 (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Bernal will serve as Executive Vice President and Chief Operations Officer of the Subsidiary. The Subsidiary will, in turn, make available the services of Mr. Bernal to the Company and its other Subsidiaries. The Employment Agreement provides that Mr. Bernal (a) will be eligible to receive an annualized base salary of S$563,784, (b) will be eligible under the Company’s 2021 short-term incentive plan to receive an annual cash target incentive of 70% of his base salary, (c) will be eligible under the Company’s 2021 long-term incentive plan to receive equity in the Company with a grant date value of $1 million, (d) will be eligible to receive a one-time equity grant of time-based restricted stock units with a value of $500,000 at the time of grant (vesting ratably over a three year period on the anniversary date of the grant), (e) will be eligible to receive a one-time cash signing bonus of S$270,000, (f) will be eligible to receive a transportation allowance of S$1,700 and a housing allowance of S$8,500, each paid monthly over 12-months, and (h) will be eligible to participate under the Company’s benefits plans. The Employment Agreement contains other customary terms and conditions, including a non-solicitation and non-competition covenant.

The foregoing is a summary of certain material terms of the Employment Agreement and is qualified in its entirety by reference to the Employment Agreement. A copy of the complete Employment Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1, and the terms of the Employment Agreement are incorporated herein by this reference.

Item 8.01 Other Events.

On September 8, 2021, the Company issued a press release entitled “Advanced Energy Names Eduardo Bernal as Chief Operations Officer.” Attached hereto as Exhibit 99.1 and incorporated herein by reference, is a copy of the press release.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Offer of Employment to Eduardo Bernal Acebedo dated August 2, 2021

99.1	Press release dated September 8, 2021

104	The cover page from Advanced Energy Industries, Inc. Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Tom McGimpsey
Date: September 8, 2021	Tom McGimpsey
Executive Vice President, Chief Administrative Officer & Corporate Secretary